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                CERTIFICATE OF DESIGNATION, PREFERENCES, POWERS,
                   RIGHTS AND NUMBER OF SHARES OF CLASS THREE
                           CONVERTIBLE PREFERRED STOCK


         Rom Tech, Inc. (the "Corporation"), a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, does hereby certify that pursuant to the authority conferred upon the Board of Directors by the Corporation's Articles of Incorporation, and in accordance with the provisions of the Pennsylvania Business Corporation Law, as amended, (the "BCL"), the Board of Directors of the Corporation, by unanimous consent as of April 7, 1997, adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation's Articles of Incorporation, there is hereby created, out of the 10,000,000 shares of Preferred Stock of the Corporation authorized in its Certificate of Incorporation, a series of Preferred Stock to be designated as "Class Three Convertible Preferred Stock," without par value, and having the following powers, designations, preferences and special rights:

         1.       Definitions.

         "Affiliate" shall mean any person, firm, corporation, partnership or association controlling, controlled by, or under common control with another person, firm, corporation, partnership or association.

         "Automatic Conversion Price" shall mean 70% of the Average Quoted Price for the five (5) trading days immediately preceding the Mandatory Conversion Price.

         "Average Quoted Price" shall mean the average Quoted Price of a share of Common Stock for the period in question.

           "Class Three Convertible Preferred Stock" shall have the meaning given to such term in Section 2(a) hereof.

         "Common Stock" shall mean the common stock, without par value, of the Corporation.

         "Conversion Date" shall mean the date on which the Corporation receives notice of a Holder's election to convert a stated number of shares of Class Three Convertible Preferred Stock into Common Stock, which notice is accompanied by the certificate or certificates representing the shares of Class Three Convertible Preferred Stock to be converted into Common Stock.

         "Conversion Price" shall have the meaning given to such term in Section 2(b)(iii) hereof.



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         "Effective Date" shall mean the date on which the Securities and
Exchange Commission declares effective the Registration Statement.

         "First Conversion Date" shall mean the date that is five (5) business days after the Effective Date.

         "Holders" shall mean the holders of the Class Three Convertible Preferred Stock.

         "Mandatory Conversion Date" shall have the meaning given to such term in Section 2(b)(iv) hereof.


         "Original Issuance Date" shall mean the date on which the first share of Class Three Convertible Preferred Stock is issued.

           "Quoted Price" shall mean the closing bid price of the Common Stock as reported on the Nasdaq SmallCap Market, or the primary securities market or exchange on which the Common Stock is then quoted; provided, however, that if the Common Stock is neither traded on the Nasdaq SmallCap Market nor on any other securities market or exchange, the price referred to above shall be the closing bid price reflected in the over-the-counter market as reported by the National Quotation Bureau, Inc. or any organization performing a similar function.

           "Registration Statement" shall mean the registration statement to be filed by the Corporation under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), to register the shares of Common Stock issuable upon conversion of the Class Three Convertible Preferred Stock.

           "Stated Dividend" shall have the meaning given to such term in
Section 6(a).

           "Stated Value" per share shall mean one dollar ($1.00).

         2.       Designation, Amount and Conversion Rights.

         (a) Designation. There shall be designated Two Million (2,000,000) shares of preferred stock, without par value (referred to herein as the "Class Three Convertible Preferred Stock").

         (b)      Conversion into Common Shares.

         (i) Each Holder shall have the right, at such Holder's option, at the times set forth in Section 2(b)(ii) below, to convert the shares of Class Three Convertible Preferred Stock held by such Holder into such number of fully paid and nonassessable shares of Common Stock as shall be determined by multiplying the number of shares of Class Three Convertible Preferred Stock to be


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converted by a fraction, the numerator of which is the Stated Value, and the denominator of which is the Conversion Price.

                  (ii) One-half of each Holder's shares of Class Three Convertible Preferred Stock which are held as of the First Conversion Date shall be convertible into Common Stock beginning on the First Conversion Date. The remaining one-half of each Holder's shares of Class Three Convertible Preferred Stock shall become convertible into Common Stock beginning on the date that is 30 days after the First Conversion Date.

         In the event that the Registration Statement does not become effective on or before six months following the Original Issuance Date, all of the outstanding shares of Class Three Convertible Preferred Stock shall become convertible at any time beginning on the date that is six months from the Original Issuance Date.

                  (iii) The conversion price per share (the "Conversion Price"), shall be equal to the following:

                  (A) Beginning on the First Conversion Date and ending on the 30th day thereafter, the Conversion Price shall be equal to eighty (80%) percent of the Average Quoted Price for the five (5) trading days immediately preceding the Conversion Date;

                  (B) Beginning on the 31st day after the First Conversion Date and ending on the 60th day after the First Conversion Date, the Conversion Price shall be equal to 78% of the Average Quoted Price for the five (5) trading days immediately preceding the Conversion Date;

                  (C) Beginning on the 61st day after the First Conversion Date and ending on the 90th day after the First Conversion Date, the Conversion Price shall be equal to 76% of the Average Quoted Price for the five (5) trading days immediately preceding the Conversion Date;

                  (D) Beginning on the 91st day after the First Conversion Date and ending on the 120th day after the First Conversion Date, the Conversion Price shall be equal to 74% of the Average Quoted Price for the five (5) trading days immediately preceding the Conversion Date;

                  (E) Beginning on the 121st day after the First Conversion Date and ending on the 150th day after the First Conversion Date, the Conversion Price shall be equal to 72% of the Average Quoted Price for the five (5) trading days immediately preceding the Conversion Date; and

                  (F) Beginning on the 151st day after the First Conversion Date and ending on the second anniversary of the Original Issuance Date, the Conversion Price shall be equal to 70% of the Average Quoted Price for the five
(5) trading days immediately preceding the Conversion Date;

provided, however, that in no event shall the Conversion Price under this
Section 2(b)(iii) exceed $5.95 or be less than $.66.


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                  (iv) On the date that is two years from the Original Issuance
Date (the "Mandatory Conversion Date"), all shares of the Class Three Convertible Preferred Stock then outstanding shall automatically, and without any action on the part of the Holder thereof, be automatically converted into such number of fully paid and nonassessable Common Shares as shall be determined by multiplying the number of shares of Class Three Convertible Preferred Stock then outstanding by a fraction, the numerator of which is the Stated Value, and the denominator of which is the Automatic Conversion Price.

                  (v) Additionally, notwithstanding anything set forth in this
Section 2 to the contrary, in no event shall any Holder, prior to the Mandatory Conversion Date, be entitled to convert Class Three Convertible Preferred Stock into shares of Common Stock to the extent that (xx) the number of shares of the Corporation's Common Stock beneficially owned by such Holder and its Affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Class Three Convertible Preferred Stock held by such Holder) plus (yy) the number of shares of Common Stock issuable upon such conversion would result in beneficial ownership by the Holder and its Affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of this Section 2(b)(v), beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D and 13G promulgated thereunder, except as otherwise provided in clause (yy) of this Section 2(b)(v). The Holder shall, upon delivering to the Company a notice of election to convert shares of Class Three Convertible Preferred Stock in accordance with Section 5(a) hereof, be required to provide the Company with a certification in form and substance reasonably satisfactory to the Company, that the conversion of the Class Three Convertible Preferred Stock being converted will not result in the Holder and its Affiliates beneficially holding more than 4.9% of the outstanding shares of Common Stock on such Conversion Date. If the Holder cannot make such certification, the shares of Class Three Convertible Preferred Stock to be converted shall not be convertible. Notwithstanding the foregoing, upon the Mandatory Conversion Date, all such shares of Class Three Convertible Preferred Stock then outstanding shall be converted into Common Stock in accordance with
Section 2(b)(iv) hereof.

     3.   Rights Upon Liquidation, Dissolution or Winding-Up.

         (a) Subject to the limitations set forth in Section 3(b) hereof, in the event of any liquidation, dissolution or winding-up of the Corporation (including, without limitation, a liquidation or reorganization under Chapter 7 or 11 of Title 11 of the United States Code, as amended), the Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock and any other series or class of stock of the Corporation which is junior to the Class Three Convertible Preferred Stock with respect to liquidation preferences, an amount equal to the Stated Value per share.

         (b) The Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders upon liquidation, dissolution and winding-up only after the holders of the then outstanding Class One Preferred Stock and the holders of the then outstanding Class Two


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Preferred Stock have been paid such amounts to which each is entitled upon liquidation, dissolution and winding-up.

         4. Voting Rights. Except as herein provided or otherwise provided by law, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the outstanding Common Stock, and the Holders not be entitled to vote except as specifically required by Pennsylvania Law and except upon any corporate action which would alter or change the rights and preferences of the Class Three Convertible Preferred Stock so as to adversely affect the Holders. If the Holders as a class are adversely affected by any action to which they have the right to vote pursuant to this
Section 4, the vote of a majority of the Holders, voting as a class, shall be required to approve such action.

         5.       Mechanics of Conversion.

         (a) If a Holder desires to exercise its right of conversion pursuant to
Section 2 above, such Holder shall give written notice to the Corporation of its election to convert a stated number of shares of Class Three Convertible Preferred Stocks into shares of Common Stock, at the Conversion Price then in effect, which notice shall be accompanied by (i) the certificate or certificates representing such shares of Class Three Convertible Preferred Stock which shall be converted into Common Stock, duly endorsed for transfer or accompanied by a duly endorsed stock power, (ii) the certification to the Company required by
Section 2(b) (v) hereof, and which notice shall be delivered in accordance with the terms of Section 16 of the Securities Purchase Agreement between the Company and the Holder. The notice also shall contain a statement of the name or names in which the certificate or certificates for Common Stock shall be issued. Promptly after the receipt of the aforesaid notice and certificate or certificates representing the Class Three Convertible Preferred Stock surrendered for conversion, the Corporation shall cause to be issued and delivered to the Holder of the Class Three Convertible Preferred Stock surrendered for conversion or to its nominee or nominees, a certificate or certificates for the number of shares of Common Stock issuable upon conversion of Class Three Convertible Preferred Stock and, if the certificates representing shares of Class Three Convertible Preferred Stock surrendered for conversion shall exceed the number of shares to be converted, the Corporation shall issue and deliver to the person or entity entitled thereto a certificate representing the balance of any unconverted shares of Class Three Convertible Preferred Stock.

         (b) No Fractional Shares. Notwithstanding anything herein to the contrary, no fractional shares shall be issued to any Holder upon conversion of such Holder's Class Three Convertible Preferred Stock, and the number of shares of Common Stock issued in the event of any conversion of Class Three Convertible Preferred Stock shall be rounded to the nearest whole share.

         (c) Reservation of Common Stock. (i) So long as the Quoted Price of the Common Stock is greater than or equal to 90% of the Quoted Price of the Common Stock on the Original Issuance Date , the Corporation shall at all times have authorized and reserved for issuance, free from preemptive rights, a sufficient number of shares of Common Stock to yield the number of shares of


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Common Stock issuable upon the conversion of all of the shares of Class Three
Convertible Preferred Stock at that time issued and outstanding pursuant to the terms and conditions hereof; and

                  (ii) At any time when the Quoted Price of the Common Stock is less than 90% of the Quoted Price of the Common Stock on the Original Issuance Date , the Corporation shall continue to reserve the number of shares of Common Stock required by clause (i) above, and shall in addition thereto use its best efforts (including, without limitation, recommending to its shareholders an increase in the authorized number of shares of Common Stock) to have at all times authorized and reserved for issuance, free from preemptive rights, a sufficient number of shares of Common Stock to satisfy the Conversion Rights of all of the shares of Class Three Convertible Preferred Stock at that time issued and outstanding, pursuant to the terms and conditions hereof.

         6.       Dividends.

         (a) Commencing on the Original Issuance Date, and continuing thereafter, a dividend at the rate of seven percent (7%) of the Stated Value per annum (the "Stated Dividend") will accrue quarterly in arrears with respect to each issued share of Class Three Convertible Preferred Stock.
Stated Dividends shall be cumulative.

         (b) On the date on which the Holder converts any of its Class Three Convertible Preferred Stock into Common Stock, the accrued Stated Dividend with respect to the shares so converted shall be paid to such Holder. All accrued Stated Dividends also shall be payable upon the liquidation, dissolution or winding up of the Corporation.

         (c) The Corporation shall pay the Stated Dividends in the form of cash or shares of Common Stock, at the Corporation's sole discretion. If the Corporation elects to pay the Stated Dividend in Common Stock, the number of shares of Common Stock which a Holder of Class Three Convertible Preferred Stock shall receive shall be determined by multiplying Stated Dividend per share accrued as of the Conversion Date by number of shares of Class Three Convertible Preferred Stock being converted by such Holder, and dividing such amount by the applicable Conversion Price.

         (d) Notwithstanding anything herein to the contrary, no fractional shares shall be issued pursuant to this Section 6, and the number of shares of Common Stock issued upon the payment of the Stated Dividend shall be rounded to the nearest whole share.

         7.       Redemption Rights.

         The holders of the Class Three Convertible Preferred Stock shall have no redemption rights.

         8.       Notices of Corporate Action. In the event of:

         (a) Any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than


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dividends payable with respect to the Class Three Convertible Preferred Stock)
or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

         (b) Any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation or any consolidation or merger involving the Corporation and any other person (other than a merger in which the Corporation is the surviving entity) or transfer of all or substantially all of the assets of the Corporation to any other person, or

         (c) Any voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, the Corporation will mail to each Holder a notice specifying
(i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, and (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock (or other securities of the Corporation) shall be entitled to exchange their shares of Common Stock (or other securities of the Corporation) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up.

         9. Retirement of Converted Shares. No share or shares of Class Three Convertible Preferred Stock acquired by the Corporation by reasons of conversion or otherwise shall be re-issued.

         10. No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Preferred Stock Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Class Three Convertible Preferred Stock against impairment.

         FURTHER RESOLVED, that, before the Corporation shall issue any shares of Class Three Convertible Preferred Stock, a certificate pursuant to Section 1522 of the BCL shall be made, executed, acknowledged, filed, and recorded in accordance with the provisions of Section 1522 of the BCL, and the Authorized Officers of the Corporation be, and they hereby are, authorized and directed to do all acts and things which may be necessary or proper in their opinion to carry into effect the purposes and intent of this and the foregoing resolutions.


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